Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Graphjet Technology

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.006	(1)	Other	3,333,340	$3.30	$11,000,022.00	0.0001381	$1,519.10
Fees to be Paid	Equity	Class A ordinary shares, par value $0.006	(2)	Other	4,469,636	$5.21	$23,286,803.60	0.0001381	$3,215.91

Total Offering Amounts:							$34,286,825.60		4,735.01
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,735.01

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Offering Note(s)

(1)	Reflects the offer and resale of 3,333,340 Class A Ordinary Shares issuable to Aiden Lee Ping Wei upon the exercise of 3,334 Company warrants at an exercise price of $3.30.
(2)	Reflects the offer and resale of 4,469,636 Class Ordinary Shares consisting of: (i) 1,095,911 issuable to Tan Chin Teong, (ii) 28,464 Class A Ordinary Shares issued to Tan Chin Teong, (iii) 185,000 Class A Ordinary Shares issued to Goh Meng Keong, (iv) 3,261 Class A Ordinary Shares issued to Yasuka Infinity Sdn Bhd, and (v) 3,157,000 Class A Ordinary Shares issuable to International Liquidity, LLC.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported trading prices of the registrant’s Class A Ordinary Shares as report on the Nasdaq Global Market on October 13, 2025, such date being within five business days of the date that this Registration Statement on Form S-1 was filed with the U.S. Securities and Exchange Commission.